     Exhibit 99.1

BCB Bancorp  Inc., Announces Net Income of $1.1 Million for the Three Months Ended Sept. 30, 2014 and $6.0 Million for the Nine Months Ended Sept. 30, 2014

BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP) today announced net income of $1.1 million for the three months ended Sept. 30, 2014, compared with $2.1 million for the three months ended Sept. 30, 2013. Basic and diluted earnings per share were $0.11 and $0.24 for the three months ended Sept. 30, 2014 and Sept. 30, 2013, respectively.

Net income was $6.0 million for the nine months ended Sept. 30, 2014, compared to $7.1 million for the nine months ended Sept. 30, 2013. Basic and diluted earnings per share were both $0.64 for the nine months ended Sept. 30, 2014, as compared to $0.80 for both measures for the nine months ended Sept. 30, 2013.

The decrease in net income for both the quarter and the year to date was attributable in large part to positive steps taken by senior management to both improve the quality of the bank's assets and better position the bank for future growth, according to Thomas Coughlin, Chief Executive Officer of BCB Bancorp, Inc. Specifically, for the three months ended Sept. 30, 2014 this entailed the sale of impaired loans while for the year to date it entailed an increase in staffing and related employment expenses, as well as occupancy and equipment expenses, related to the bank's continued growth in experienced business development and loan administration staffing, as well as to new branch openings coming in 2014.

Mr. Coughlin added, “We continued to execute our strategy of further improving the quality of our assets in the third quarter, which included a bulk-sale of impaired loans, resulting in a loss of $4.0 million and generating $10.4 million in cash. In addition, we sold investment securities under favorable market conditions, yielding gains of $3.5 million and generating $100.6 million in cash that was used to fund new loans and to repay approximately $46 million of short-term borrowings. Completion of this bulk sale of impaired loans significantly improves our total asset quality and further strengthens our balance sheet."

Some of the key accomplishments and metrics for BCB Bancorp, Inc., for 2014 include:

•	Net loans increased 12.2 percent from Dec. 31, 2013.
•	Non-accrual loans decreased 7.8 percent from Dec. 31, 2013 to 1.63 percent of total loans at Sept. 30, 2014.
•	Net interest income increased 8.1 percent for the nine-month period ended Sept. 30, 2014, compared with the nine-month period ended Sept. 30, 2013.
•	Net interest margin was 4.13 percent for the nine-month period ended Sept. 30, 2014, compared with 4.02 percent for the nine-month period ended Sept. 30, 2013.
•	A new branch opening in Colonia in the third quarter of 2014, with several more to be added over the next 12 months.
•	Significant expansion of business development staffing levels as the bank looks to enhance its local market penetration through organic growth.

The BCB Bancorp, Inc., board of directors also unanimously declared a quarterly cash dividend of $0.14 per common share payable on Nov. 14, 2014, with a record date of Nov. 1, 2014.

"The declaration and payment of our quarterly cash dividend is a testament to the confidence our board has in our successful business strategy that delivers value and a competitive return to our shareholders while maintaining our standing as a well-capitalized financial institution," Coughlin said. "In addition, we are confident the steps we are taking today will position the bank for future success as we continue to strengthen our financial foundation while increasing our geographic footprint and customer base.”

Total assets increased by $21.9 million, or 1.8 percent, to $1.230 billion at Sept. 30, 2014, from $1.208 billion at Dec. 31, 2013. Total cash and cash equivalents decreased by $4.7 million, or 15.8 percent, to $25.1 million at Sept. 30, 2014, from $29.8 million at Dec. 31, 2013. Investment securities classified as held-to-maturity, which totaled $114.2 million at Dec. 31, 2013, were sold in the quarter ended Sept. 30, 2014, except for approximately $9.8 million of such securities which were re-designated to Available for Sale securities. Loans receivable, net increased by $124.7 million, or 12.2 percent, to $1.145 billion at Sept.  30, 2014, from $1.020 billion at Dec. 31, 2013. Deposits increased by $30.7 million, or 3.2 percent, to $999.4 million at Sept. 30, 2014, from $968.7 million at Dec. 31, 2013. The company had $7.0 million in short-term borrowings at Sept. 30, 2014, compared with $18.0 million at Dec. 31, 2013. Long-term borrowed money remained constant at $110.0 million at Sept. 30, 2014, and Dec. 31, 2013. Stockholders’ equity increased by $2.6 million, or 2.7 percent, to $102.7 million at Sept. 30, 2014, from $100.1 million at Dec. 31, 2013.

Net income was $1.1 million for the three months ended Sept. 30, 2014, compared with $2.1 million for the three months ended Sept. 30, 2013. Net income decreased due to lower non-interest income and higher non-interest expense in the current-year period, partially offset by increased net interest income.

Net interest income increased by $1.5 million, or 12.6 percent, to $13.1 million for the three months ended Sept. 30, 2014, from $11.6 million for the three months ended Sept. 30, 2013. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $54.4 million, or 4.7 percent, to $1.213 billion for the three months ended Sept. 30, 2014, from $1.158 billion for the three months ended Sept. 30, 2013, and an increase in the average yield on interest-earning assets of 23 basis points to 5.15 percent for the three months ended Sept. 30, 2014, from 4.92 percent for the three months ended Sept. 30, 2013. While yields on the individual components of interest-earning assets generally declined, the overall yield on interest-earning assets increased due to a reallocation of assets into higher yielding loans. The average balance of interest-bearing liabilities increased by $34.7 million, or 3.6 percent, to $1.011 billion for the three months ended Sept. 30, 2014, from $976.3 million for the three months ended Sept. 30, 2013, while the average cost of interest-bearing liabilities decreased by seven basis points to 1.01 percent for the three months ended Sept. 30, 2014, from 1.08 percent for the three months ended Sept. 30, 2013.

Total non-interest income decreased by $1.5 million, or 198.3 percent, to a loss of $750,000 for the three months ended Sept. 30, 2014, from $763,000 of non-interest income for the three months ended Sept. 30, 2013. The decrease in non-interest income for the three-month period ended Sept. 30, 2014, primarily reflected a $4.0 million loss on the bulk sale of impaired loans, partially offset by a $2.2 million gain on the sale of investment securities held to maturity.

Total non-interest expense increased by $1.6 million, or 19.1 percent, to $9.9 million for the three months ended Sept. 30, 2014, from $8.3 million for the three months ended Sept. 30, 2013. Expense increases were incurred due to increases in salaries and benefits, occupancy expense, equipment, advertising, REO expense and other non-interest expense due, in part, to our growth strategy.

Net income was $6.0 million for the nine months ended Sept. 30, 2014, compared with $7.1 million for the nine months ended Sept. 30, 2013. Net interest income was higher in the current-year period, but was more than offset by higher non-interest expenses in the current-year period.

Net interest income increased by $2.8 million, or 8.1 percent, to $37.4 million for the nine months ended Sept. 30, 2014, from $34.6 million for the nine months ended Sept. 30, 2013. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $61.1 million, or 5.3 percent, to $1.207 billion for the nine months ended Sept. 30, 2014, from $1.146 billion for the nine months ended Sept. 30, 2013, and an increase in the average yield on interest-earning assets of two basis points to 4.97 percent for the nine months ended Sept. 30, 2014, from 4.95 percent for the nine months ended Sept. 30, 2013. The average balance of interest-bearing liabilities increased by $38.0 million, or 3.9 percent, to $1.010 billion for the nine months ended Sept. 30, 2014, from $971.6 million for the nine months ended Sept. 30, 2013, while the average cost of interest-bearing liabilities decreased by eight basis points to 1.01 percent for the nine months ended Sept 30, 2014, from 1.09 percent for the nine months ended Sept. 30, 2013.

The provision for loan losses totaled $2.3 million and $2.1 million for the nine months ended Sept. 30, 2014 and 2013, respectively. The provision for loan losses is established based upon management’s review of the Bank’s loans and consideration of a variety of factors.

Total non-interest income increased by $160,000, or 6.6 percent, to $2.6 million for the nine months ended Sept. 30, 2014, from $2.4 million for the nine months ended Sept. 30, 2013. The increase in non-interest income primarily reflected higher gains on the sale of loans originated for sale of $758,000, higher gains on the sale of investment securities held to maturity of $1.9 million and higher gains on the sale of investment securities available for sale totaling $1.2 million in the current nine-month period, partially offset by a loss on the bulk sale of impaired loans of $4.0 million within the nine-month period ended Sept. 30, 2014, with no comparable transaction in the nine-month period ended Sept.  30, 2013.

Total non-interest expense increased by $5.1 million, or 22.4 percent, to $27.9 million for the nine months ended Sept. 30, 2014, from $22.8 million for the three months ended Sept. 30, 2013. Expense increases were due to increases in salaries and benefits, occupancy expense, equipment, advertising, REO expense and other non-interest expense due, in part, to our growth strategy.

BCB Community Bank operates 12 full-service offices in Bayonne, Hoboken, Jersey City, Monroe Township, South Orange, Woodbridge and Colonia.

Contact
Thomas Keating, Chief Financial Officer – 201.823.0700

or
Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In Thousands, Except Share and Per Share Data, Unaudited)

	September 30,	December 31,
	2014	2013

ASSETS
Cash and amounts due from depository institutions	$9,785	$10,847
Interest-earning deposits	15,340	18,997
Total cash and cash equivalents	25,125	29,844

Interest-earning time deposits	990	990
Securities available for sale	9,674	1,104
Securities held to maturity, fair value $0 and $115,158,
respectively	-	114,216
Loans held for sale	3,313	1,663
Loans receivable, net of allowance for loan losses of $15,393 and
$14,342, respectively	1,145,014	1,020,344
Federal Home Loan Bank of New York stock, at cost	6,918	7,840
Premises and equipment, net	13,681	13,853
Accrued interest receivable	4,272	4,157
Other real estate owned	3,911	2,227
Deferred income taxes	7,789	9,942
Other assets	9,133	1,779
Total Assets	$1,229,820	$1,207,959

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$121,202	$107,613
Interest bearing deposits	878,168	861,057
Total deposits	999,370	968,670
Short-term Debt	7,000	18,000
Long-term Debt	110,000	110,000
Subordinated Debentures	4,124	4,124
Other Liabilities	6,613	7,105
Total Liabilities	1,127,107	1,107,899

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,343 shares of series A and B 6% noncumulative perpetual
preferred stock (liquidation value $10,000 per share)	-	-
Additional paid-in capital preferred stock	13,326	12,556
Common stock; $0.064 stated value; 20,000,000 shares authorized, issued 10,917,220 and
10,861,129 at September 30, 2014 and December 31, 2013, respectively, 8,386,957 shares and
8,331,750 shares, respectively outstanding	698	694
Additional paid-in capital common stock	92,589	92,064
Retained earnings	25,722	23,710
Accumulated other comprehensive (loss) income	(517)	129
Treasury stock, at cost, 2,530,263 and 2,529,379 shares, respectively	(29,105)	(29,093)
Total Stockholders' Equity	102,713	100,060

Total Liabilities and Stockholders' Equity	$1,229,820	$1,207,959

BCB BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Interest income:
Loans, including fees	$15,286	$13,341	$42,848	$39,580
Investments, taxable	309	872	2,102	2,861
Investments, non-taxable	3	12	28	37
Other interest-earning assets	12	14	36	38
Total interest income	15,610	14,239	45,014	42,516

Interest expense:
Deposits:
Demand	124	114	372	324
Savings and club	92	93	274	270
Certificates of deposit	1,066	1,192	3,207	3,633
	1,282	1,399	3,853	4,227
Borrowings	1,274	1,250	3,799	3,714
Total interest expense	2,556	2,649	7,652	7,941

Net interest income	13,054	11,590	37,362	34,575
Provision for loan losses	650	450	2,100	2,250

Net interest income after provision for loan losses	12,404	11,140	35,262	32,325

Non-interest income:
Fees and service charges	627	444	1,659	1,347
Gain on sales of loans	360	263	1,367	609
Loss on bulk sale of impaired loans held in portfolio	(4,012)	-	(4,012)	-
Gain on sales of securities held to maturity	2,249	18	2,288	378
Gain on sale of securities available for sale	-	-	1,223	-
Other	26	38	63	94
Total non-interest income (loss)	(750)	763	2,588	2,428

Non-interest expense:
Salaries and employee benefits	5,274	4,024	14,777	11,210
Occupancy expense of premises	1,066	933	3,010	2,612
Equipment	1,474	1,397	4,172	3,845
Professional fees	520	693	1,543	1,720
Director fees	182	168	544	504
Regulatory assessments	301	286	835	829
Advertising	278	149	718	429
Other real estate owned, net	61	99	101	(17)
Other	770	584	2,248	1,693
Total non-interest expense	9,926	8,333	27,948	22,825

Income before income tax provision	1,728	3,570	9,902	11,928

Income tax provision	640	1,428	3,949	4,823

Net Income	$1,088	$2,142	$5,953	$7,105
Preferred stock dividends	202	130	599	390
Net Income available to common stockholders	$886	$2,012	$5,354	$6,715

Net Income per common share-basic and diluted
Basic	$0.11	$0.24	$0.64	$0.80
Diluted	$0.11	$0.24	$0.64	$0.80

Weighted average number of common shares outstanding
Basic	8,380	8,365	8,358	8,419
Diluted	8,390	8,368	8,396	8,423